Exhibit 8.1

Law Offices

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12th Floor

734 15th Street, N.W.

Washington, D.C. 20005

Telephone (202) 347-0300

Facsimile (202) 347-2172

WWW.EMTH.COM

November 4, 2004

ESB Financial Corporation

600 Lawrence Avenue

Ellwood City, Pennsylvania 16117

Re: Acquisition of PHSB Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to ESB Financial Corporation, a Pennsylvania corporation (“ESB”), in connection with the proposed merger (the “Merger”) of PHSB Financial Corporation, a Pennsylvania corporation (“PHSB”), with and into ESB, pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2004, between ESB and PHSB (the “Merger Agreement”).

For purposes of the opinion set forth below, we have relied, with the consent of ESB and the consent of PHSB, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of ESB and PHSB dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by ESB with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Joint Proxy Statement/Prospectus of ESB and PHSB included therein. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are

ESB Financial Corporation

November 4, 2004

subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “Federal Income Tax Consequences” and “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part thereof.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Kenneth B. Tabach
Kenneth B. Tabach, a Partner